                                                                Exhibit 99(c)(2)
                                                                EXECUTION COPY

                              STOCKHOLDER AGREEMENT


         This STOCKHOLDER AGREEMENT, dated as of January 19, 1999 (this "Agreement"), is made and entered into among Louisiana-Pacific Corporation, a Delaware corporation ("Parent"), Striper Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Kohlberg Associates, L.P., KABT Acquisition Company, L.P. and George T. Brophy (each, a "Stockholder" and, collectively, the "Stockholders").

                                    RECITALS:

         A. Parent, Merger Sub and ABT Building Products Corporation, a Delaware corporation ("Company"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Company (the "Merger") on the terms and subject to the conditions set forth in the Merger Agreement. Except as otherwise defined herein, terms used herein with initial capital letters have the respective meanings ascribed thereto in the Merger Agreement.

         B. As of the date hereof, each Stockholder beneficially owns and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of Shares set forth opposite such Stockholder's name on Schedule A hereto (such Shares, together with any other Shares the beneficial ownership of which is acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated pursuant to Section 6.2 hereof, are collectively referred to herein as such Stockholder's "Subject Shares").

         C. As a condition and inducement to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                TENDER OF SHARES

         Section 1.1 AGREEMENT TO TENDER SHARES. Each Stockholder shall cause to be validly tendered (and not withdrawn) pursuant to and in accordance with the terms of the Offer (provided that if the Offer is amended in any manner set forth in Section 1.1(b) of the Merger Agreement as requiring the consent of Company, the Stockholders shall not be obligated to tender hereunder unless the amendment is made with their prior written approval which shall not be unreasonably withheld), not later than the tenth business day after commencement of the Offer pursuant to Section 1.1 of the Merger Agreement and Rule 14d-2 under the Exchange Act, all of such Stockholder's Subject Shares. Each Stockholder hereby acknowledges that Merger Sub's obligation to accept for payment and pay for Shares (including such Stockholder's Subject Shares) pursuant to the Offer is subject to the terms and conditions of the Offer set forth in the Merger Agreement. For all of the Subject Shares validly tendered in the Offer and not withdrawn, the Stockholders will be entitled to receive the highest price paid by Merger Sub in the Offer.

                                   ARTICLE II

                                VOTING OF SHARES

         Section 2.1 AGREEMENT TO VOTE SHARES. At any meeting of the stockholders of Company called to consider and vote upon the adoption of the Merger Agreement (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of stockholders of Company, each Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares in favor of the adoption of the Merger Agreement and in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. At any meeting of the stockholders of Company called to consider and vote upon any Adverse Proposal (as hereinafter defined) (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Adverse Proposal by written consent of stockholders of Company, each Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares against such Adverse Proposal. For purposes of this Agreement, the term "Adverse Proposal" means any (a) Acquisition Proposal, (b) proposal or action that would reasonably be expected to result in a breach of any covenant, representation or warranty of Company set forth in the Merger Agreement, or (c) proposal or action that is intended or would reasonably be expected to impede, interfere with, delay or materially and adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

         Section 2.2 IRREVOCABLE PROXY.

                  (a) GRANT OF PROXY. EACH STOCKHOLDER HEREBY APPOINTS PARENT AND ANY DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT PURSUANT TO THE PROVISIONS OF SECTION 212 OF THE DELAWARE GENERAL CORPORATION LAW, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO SUCH STOCKHOLDER'S SUBJECT SHARES IN ACCORDANCE WITH SECTION 2.1 HEREOF. THIS PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF SUCH STOCKHOLDER UNDER THIS AGREEMENT. EACH STOCKHOLDER AFFIRMS THAT THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. EACH STOCKHOLDER SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY.

                  (b) OTHER PROXIES REVOKED. Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Subject Shares are not irrevocable, and that all such proxies are hereby revoked.


                                   ARTICLE III

                                 PURCHASE OPTION

         Section 3.1 GRANT OF OPTION. Each Stockholder hereby grants to Parent an irrevocable option (each, an "Option" and, collectively, the "Options") to purchase such Stockholder's Subject Shares on the terms and subject to the conditions set forth herein at a purchase price per share equal to $15.00 or the highest per share price paid in the Offer (the "Purchase Price"). If (i) the Offer is consummated but (whether due to improper tender or withdrawal of tender) Merger Sub has not accepted for payment and paid for all of the Subject Shares, or (ii) the Merger Agreement is terminated (otherwise than pursuant to Section 8.1(a)(i) thereof or pursuant to Section 8.1(a)(iv) thereof under circumstances in which Company is entitled to so terminate the Merger Agreement) in accordance with its terms for reasons other than the failure of Parent or Merger Sub to fulfill their respective obligations under the Merger Agreement, the Options shall, in any such case, become exercisable (in whole but not in part) upon the first to occur of any such event and remain exercisable (in whole but not in part) until the date that is 30 days after the date of the occurrence of an event in clause (i) above, or the date that is 90 days after the date of the occurrence of the event in clause (ii) above (the applicable period of exercisability being the "Option Period").

         Section 3.2 EXERCISE OF OPTION. (a) Parent may exercise all of the Options, in whole but not in part, at any time or from time to time during the Option Period. Notwithstanding anything in this Agreement to the contrary, Parent shall be entitled to purchase all Subject Shares in respect of which it shall have exercised an Option in accordance with the terms hereof prior to the expiration of the Option Period, and the expiration of the Option Period shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such expiration.

                  (b) If Parent wishes to exercise an Option, it shall deliver to the applicable Stockholder (each a "Selling Stockholder") a written notice (an "Exercise Notice") to that effect which specifies a date (an "Option Closing Date") not earlier than three business days after the date such Exercise Notice is delivered for the consummation of the purchase and sale of such Subject Shares (an "Option Closing"). If the Option Closing cannot be effected on the Option Closing Date specified in the Exercise Notice by reason of any applicable judgment, decree, order, law or regulation, or because any applicable waiting period under the HSR Act shall not have expired or been terminated, (i) the Stockholders shall promptly take all such actions as may be requested by Parent, and shall otherwise fully cooperate with Parent, to cause the elimination of all such impediments to the Option Closing and (ii) the Option Closing Date specified in the Exercise Notice shall be extended to the third business day following the elimination of all such impediments. The place of the Option Closing shall be at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, 32nd Floor, New York, New York 10022, and the time of the Option Closing shall be 10:00 a.m. (Eastern Time) on the Option Closing Date.

         Section 3.3 PAYMENT AND DELIVERY OF CERTIFICATES. At any Option Closing, Parent shall deliver to each Selling Stockholder, by wire transfer of immediately available funds to such account as shall have been designated by such Selling Stockholder to Parent prior to the Option Closing, the Purchase Price payable in respect of the Subject Shares to be purchased from such Selling Stockholder at the Option Closing, and each Selling Stockholder shall deliver to Parent such Subject Shares, free and clear of all Liens, with the certificate or certificates evidencing such Subject Shares being duly endorsed for transfer by such Selling Stockholder and accompanied by all powers of attorney and/or other instruments necessary to convey valid and unencumbered title thereto to Parent, and shall assign to Parent (pursuant to a written instrument in form and substance satisfactory to Parent) all rights that such Selling Stockholder may have to require Company to register such Subject Shares under the Securities Act.

         Section 3.4 ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. In the event of any change in the capital stock of Company by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, extraordinary distribution or similar transaction, the type and number or amount of shares, securities or other property subject to each of the Options, and the Purchase Price payable therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that (a) Parent shall receive upon exercise of any Option the type and number or amount of shares, securities or property that Parent would have retained and/or been entitled to receive in respect of the applicable Selling Stockholder's Subject Shares if the Option had been exercised immediately prior to such event relating to Company or the record date therefor, as applicable, and (b) the applicable Selling Stockholder shall receive upon exercise of any Option granted by such Selling Stockholder the amount of cash that such Selling Stockholder would have received as a result of the exercise of the Option if the Option had been exercised immediately prior to such event relating to Parent or the record date therefor, as applicable. The provisions of this Section 3.4 shall apply in a like manner to successive stock dividends, subdivisions, reclassifications, recapitalizations, splits, combinations, exchanges of shares, extraordinary distributions or similar transactions.

         Section 3.5 ACQUIRED SHARES. In the event that Subject Shares are acquired by Parent pursuant to the exercise of the Options (such acquired Subject Shares being "Acquired Shares") and Parent thereafter sells, transfers or disposes of Acquired Shares within 18 months after the acquisition of such Acquired Shares (any such sale, transfer or disposition of Acquired Shares occurring within such 18-month period being a "Sale"), Parent shall promptly pay to the Selling Stockholders (pro rata, in proportion to the number of Acquired Shares purchased from each Stockholder) an amount in cash equal to the positive difference (if any) between the aggregate proceeds received by Parent in the Sale (net of selling commissions, if any) and the aggregate Purchase Price paid by Parent for the Acquired Shares sold, transferred or disposed of in such Sale. Parent shall effect any Sale of Acquired Shares only to an unaffiliated party in a bona fide arm's-length transaction.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         Section 4.1 CERTAIN REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder, severally and not jointly, represents and warrants to Parent as follows:

                  (a) OWNERSHIP. Such Stockholder is the sole record and beneficial owner of the number of Shares set forth opposite such Stockholder's name on Schedule A hereto and has full and unrestricted power to dispose of and to vote such Shares. Such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Liens and proxies, except for any Liens or proxies arising hereunder and restrictions set forth under applicable securities laws or the Stockholders' Agreement, dated as of October 20, 1992, by and among Company, the Stockholders and other shareholders of Company named therein (the "Stockholders' Agreement"). The transfer by such Stockholder of its Subject Shares to Merger Sub pursuant to the Offer or the applicable Option shall pass to and unconditionally vest in Merger Sub good and valid title to such Subject Shares, free and clear of all Liens and other than restrictions set forth under applicable securities laws or the Stockholders' Agreement. Except as set forth in Schedule A hereto, such Stockholder does not beneficially own any securities of Company on the date hereof other than such Shares.

                  (b) POWER AND AUTHORITY; EXECUTION AND DELIVERY. Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. In the case of each Stockholder that is not a natural person, the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming that this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

                  (c) NO CONFLICTS. The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, a right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on such Stockholder, other than as set forth under the Stockholders' Agreement or any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) impair the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.

                  (d) STOCKHOLDERS' AGREEMENT. The Stockholders have delivered or made available to Parent a true, correct and complete copy of the Stockholders' Agreement, as amended to the date of this Agreement.

         Section 4.2 REPRESENTATIONS AND WARRANTIES OF PARENT. Each of Parent and Merger Sub hereby represents and warrants, jointly and severally, to each Stockholder that:

                  (a) POWER AND AUTHORITY; EXECUTION AND DELIVERY. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming that this Agreement constitutes the valid and binding obligation of each Stockholder, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

                  (b) NO CONFLICTS. The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which Parent and Merger Sub agree to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on Parent or Merger Sub, other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.

                  (c) SECURITIES LAW COMPLIANCE. The Options and the Subject Shares to be acquired upon exercise of the Options are being and shall be acquired by Parent without a view to public distribution thereof otherwise than in compliance with the Securities Act and applicable state securities laws and shall not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and in compliance with applicable state securities laws. Neither Parent nor Merger Sub will effect any offer or sale of Subject Shares which would cause any Stockholder to violate the registration requirements of the Securities Act of 1933, as amended, or the registration or qualification requirements of the securities laws of any jurisdiction.

                                    ARTICLE V

                                CERTAIN COVENANTS

         Section 5.1 CERTAIN COVENANTS OF STOCKHOLDERS.

                  (a) RESTRICTION ON TRANSFER OF SUBJECT SHARES, PROXIES AND NONINTERFERENCE. No Stockholder shall, directly or indirectly: (A) except pursuant to the terms of this Agreement and for the conversion of Subject Shares at the Effective Time pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Subject Shares; (B) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney, deposit any of such Stockholder's Subject Shares into a voting trust or enter into a voting agreement with respect to any of such Stockholder's Subject Shares; or (C) take any action that would reasonably be expected to make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby.

                  (b) NO SOLICITATION. Subject to Section 6.12, no Stockholder shall take, or authorize or permit any of its officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney or accountant) to take, any action that Company would be prohibited from taking under the first sentence of Section 6.5(a) of the Merger Agreement (disregarding for purposes of this Section 5.1(b) the proviso to such sentence).

                  (c) WAIVER OF APPRAISAL RIGHTS. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

                  (d) NONEXERCISE OF RIGHTS OF FIRST REFUSAL. No Stockholder shall exercise any purchase right or right of first refusal that it may have with respect to any Shares of any other person in connection with any tender by such other person of such Shares pursuant to the Offer.

                  (e) COOPERATION. Each Stockholder shall cooperate fully with Parent and Company in connection with their respective reasonable best efforts to fulfill the conditions to the Merger set forth in Article VII of the Merger Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.1 FEES AND EXPENSES. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         Section 6.2 AMENDMENT; TERMINATION. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement shall terminate immediately upon the earlier of (i) the Effective Time and (ii) the date on which the Option Period expires (or, if later, the date on which the last Option Closing occurs). In addition, this Agreement may be terminated at any time by mutual written consent of Parent and Stockholders representing a majority of the Subject Shares subject to this Agreement. In the event of termination of this Agreement pursuant to this
Section 6.2, this Agreement shall become null and void and of no effect with no liability on the part of any party hereto and all proxies granted hereby shall be automatically revoked; provided, however, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination, and provided further that the representations and warranties set forth in Sections 4.1 and 4.2 and covenants set forth in Section 6.1 shall survive the termination of this Agreement.

         Section 6.3 EXTENSION; WAIVER. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         Section 6.4 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any person other than the parties any rights or remedies.

         Section 6.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         Section 6.6 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, or sent by overnight courier (providing proof of delivery), in the case of the Stockholders, to the address set forth on Schedule A hereto with a copy (which shall not constitute notice) to Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019, Attention: Bruce A. Gutenplan, Esq., Telecopy: (212-757-3990, or, in the case of Parent, to the address set forth below (or, in each case, at such other address as shall be specified by like notice).

                           Louisiana-Pacific Corporation
                           111 S.W. Fifth Avenue, #4200
                           Portland, Oregon 97204
                           Attention: Mr. Mark Suwyn
                           Telecopy: (503) 821-5322
                  with a copy (which shall not constitute notice) to:

                           Jones, Day, Reavis & Pogue
                           32nd Floor
                           599 Lexington Avenue
                           New York, NY  10022-6030
                           Attention:  Robert A. Profusek, Esq.
                                       Mark E. Betzen, Esq.
                           Telecopy: (212) 755-7306

         Section 6.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Stockholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests, or obligations of Parent hereunder, may be assigned or delegated, in whole or in part, by Parent without the consent of or any action by any Stockholder upon notice by Parent to each Stockholder affected thereby as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns (including without limitation any person to whom any Subject Shares are sold, transferred or assigned).

         Section 6.8 FURTHER ASSURANCES. Each Stockholder shall execute and deliver such other documents and instruments and take such further actions as may be necessary or appropriate or as may be reasonably requested by Parent in order to ensure that Parent receives the full benefit of this Agreement. Parent and Merger Sub shall not amend the Merger Agreement to increase the Merger Consideration without the prior written consent of Stockholders representing a majority of the Subject Shares subject to this Agreement.

         Section 6.9 ENFORCEMENT. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware).

         Section 6.10 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         Section 6.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

         Section 6.12 STOCKHOLDER CAPACITY. By executing this Agreement, no person (including any officer, director, employee, partner, principal, agent or affiliate of such person) who is or becomes during the term hereof a director, officer, agent or financial advisor of Company makes any agreement or understanding in his or her capacity as such officer, director, agent or financial advisor. Each Stockholder signs solely in his or her capacity as the record holder and beneficial owner, respectively, of the number of Subject Shares set forth opposite his or her name on Schedule A hereto, respectively, and nothing herein shall limit or affect any actions taken by a Stockholder in his or her capacity as an officer, director, agent or financial advisor of Company.


                            [signature page follows]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.

                                     LOUISIANA-PACIFIC CORPORATION


                                     By:  /S/ MARK A. SUWYN
                                        ------------------------------------
                                     Name:  Mark A. Suwyn
                                     Title: Chief Executive Officer


                                     STRIPER ACQUISITION, INC.


                                     By:  /S/ MARK A. SUWYN
                                        ------------------------------------
                                     Name:  Mark A. Suwyn
                                     Title: President


                                     STOCKHOLDERS:

                                     KOHLBERG ASSOCIATES, L.P.

                                     By:  KOHLBERG & KOHLBERG, L.L.C.


                                          By:   /S/ SAMUEL P. FRIEDER
                                             ------------------------------
                                          Name:  Samuel P. Frieder
                                          Title: Vice President


                                     KABT ACQUISITION COMPANY, L.P.

                                          By:   KOHLBERG ASSOCIATES, L.P.

                                                By:  KOHLBERG & KOHLBERG, L.L.C.


                                                By:   /S/ SAMUEL P. FRIEDER
                                                    ------------------------
                                                Name:   Samuel P. Frieder
                                                Title:  Vice President


                                     /S/ GEORGE T. BROPHY
                                     ---------------------------------------
                                     GEORGE T. BROPHY

                                   SCHEDULE A



                                              TOTAL NUMBER OF SHARES
NAME AND ADDRESS OF STOCKHOLDER                OF COMMON STOCK OWNED


Kohlberg Associates, L.P.                        7,820 Shares
c/o Kohlberg & Co.
111 Radio Circle
Mt. Kisco, NY  10549

KABT Acquisition Company, L.P.                   4,899,776 Shares
c/o Kohlberg & Co.
111 Radio Circle
Mt. Kisco, NY  10549

George T. Brophy                                  44,958 Shares
1100 Beach Road, Apartment 3J                     710,000 Options to
Vero Beach, Florida  32963                                Purchase Shares


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